Exhibit 10.1

May 8, 2018

Mr. Michael S. Burke
1999 Avenue of the Stars, Suite 2600
Los Angeles, CA 90071

Re: Post-Employment Health Insurance Benefit

Dear Mike:

The purpose of this letter is to memorialize AECOM’s offer of certain health insurance benefits to you and your eligible dependents in the event of your departure from the Company.

Subject to the terms and conditions enumerated below, in the event your employment is terminated by AECOM for any reason other than Cause, or by you for Good Reason, or due to your Retirement or Total and Permanent Disablement(1) (each of the preceding circumstances is hereinafter referred to as a “Status Change”), AECOM shall provide to you and your eligible dependents coverage under the Company’s employee health insurance plans, including medical, dental, vision and prescription benefits (hereinafter “the Plans”) subject to the following terms and conditions:

1.              Subject to paragraph 6 of this letter, for the first twenty-four (24) months following a Status Change, AECOM shall pay the Company’s and your and your eligible dependents’ portion of the premium(s) for coverage under the Plans as well as for coverage under the Executive Medical Reimbursement Plan (EMRP).

2.              Subject to paragraph 6 of this letter, commencing on the twenty-fifth (25th) month following the Status Change, the Company shall provide to you and your eligible dependents coverage under the Plans at your (or your dependents’) expense at the active employee group rates in effect at the 25th month following the Status Change, and as adjusted from time to time for active employees.

3.              All contributions by AECOM to the insurance premiums for you and your dependents as outlined above will be reported as taxable income and subject to applicable taxes, deductions and withholding.

4.              If you are enrolled in the Plans upon reaching age 65, you agree to enroll in Medicare, at which point Medicare shall be primary to the coverage provided by AECOM’s health insurance program. In addition, if your spouse is enrolled in the Plans upon reaching age 65, she too will enroll in Medicare, at which point Medicare shall be primary to coverage provided by AECOM’s health insurance program.  AECOM’s health insurance programs will coordinate coverage with Medicare regardless of whether you and/or your spouse have enrolled in Medicare.

(1)  The terms “Cause”, “Good Reason”, “Retirement” and “Total and Permanent Disablement” shall have the meanings assigned to them in the Compensation Letter Agreement, dated March 6, 2014, between you and AECOM (“the Letter Agreement”).

5.              Coverage for you and your eligible dependents shall be provided under the Company insurance plans available to employees and subject to the terms and conditions of said plans.

6.              Notwithstanding any other provision of this letter to the contrary, AECOM’s obligation to continue to provide coverage to you and your eligible dependents following the Status Change shall cease upon the earlier of (i) the date you and/or your eligible dependents become eligible for comparable health insurance coverage offered by another entity or employer; or (ii) with respect to each of your dependents, the date upon which your dependent ceases to be eligible for coverage under the terms of the Plans.

7.              Subject to the terms of paragraph 6, during your lifetime, coverage under AECOM’s health insurance program shall be extended to you and your eligible dependents who were covered under the Plans at the time of the Status Change.  In the event of your death, if your spouse at the time of the Status Change (“Surviving Spouse”) continues to be covered under the Plans at the time of your death, such coverage shall continue to be available to your Surviving Spouse at her expense but at the Company’s group rates, for her lifetime and subject to the terms and conditions set forth in this letter.

8.              To the extent the Company finds it impossible or impermissible under applicable law to provide the coverage described above under its group health insurance policies, the Company shall provide to you or your Surviving Spouse a monthly cash payment equivalent to the Company’s monthly contribution toward the health insurance premium for active employees in effect at the time continued coverage becomes impossible or impermissible.  Such cash payment shall be subject to the identical terms and conditions hereinabove described with respect to coverage under the Plans.  All such payments will be reported as taxable income and subject to applicable taxes, deductions, and withholding.

9.              The foregoing coverage shall satisfy the obligations of the Company and its health insurance programs to you and your eligible dependents under the Comprehensive Omnibus Reconciliation Act of 1985, as amended (“COBRA”) and any analogous state laws, and you agree to make any elections requested by the Company to evidence such fact.

10.       For purposes of this Letter, the term “spouse” or “surviving spouse” shall refer to the spouse to whom you are married at the time of the Status Change.”

11.       The health insurance benefits outlined in this letter shall replace and supersede the post-employment insurance benefit set forth in paragraph 2 of the “Severance” section of the Letter Agreement.

All other provisions and terms and conditions of the Letter Agreement not specifically addressed herein shall continue to apply in full force and effect.

Acceptance

Please acknowledge your agreement with the terms set forth in this letter by signing in the designated space below. A copy of this letter is enclosed for your records.

Sincerely,

/s/ James H. Fordyce
James H. Fordyce, Lead Director
Compensation/Organization Committee Chair

ACCEPTED:

/s/ Michael S. Burke	May 8, 2018
Michael S. Burke	Date
Chairman and Chief Executive Officer